Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT ANNOUNCES RECEIPT OF SUPERIOR PROPOSAL FROM GOLDEN
GATE CAPITAL
     NEWPORT BEACH, Calif., Feb. 22, 2011 — Conexant Systems, Inc. (NASDAQ: CNXT), a leading supplier of innovative semiconductor solutions for imaging, audio, embedded modem, and video surveillance applications, today announced that on February 21, 2011 it received a revised written proposal from an affiliate of Golden Gate Capital to acquire all of the outstanding shares of Conexant common stock at a price of $2.40 per share in cash (the “Revised Proposal”). As previously announced, Conexant entered into a definitive merger agreement on January 9, 2011 with Standard Microsystems Corporation (“SMSC”) and a wholly owned subsidiary of SMSC (the “SMSC Agreement”), pursuant to which Conexant stockholders would receive for each share of Conexant common stock $1.125 in cash and a fraction of a share of SMSC common stock equal to $1.125 divided by the volume weighted average price of SMSC common stock for the 20 trading days ending on the second trading day prior to closing, but in no event more than 0.04264 nor less than 0.03489 shares of SMSC common stock.
     Conexant’s board of directors, in consultation with its financial and legal advisors, determined that the Revised Proposal is a “Superior Proposal” as such term is defined in the SMSC Agreement. Conexant notified SMSC of its determination on February 21, 2011. Pursuant to the terms of the SMSC Agreement, Conexant is required to provide SMSC during the four business day period following SMSC’s receipt of such notice the opportunity to meet or negotiate with Conexant’s board of directors and its outside legal counsel, as would permit Conexant not to change its recommendation that Conexant stockholders vote in favor of the merger with SMSC or to terminate the SMSC Agreement in response to the Revised Proposal.
     There can be no assurance that any transaction with Golden Gate Capital will result from the Revised Proposal.

About Conexant
     Conexant’s portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Additional Information About the SMSC Transaction
     In connection with the proposed merger transaction with SMSC (the “SMSC Transaction”), SMSC will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a proxy statement of Conexant and a prospectus of SMSC. The definitive proxy statement/prospectus will be mailed to stockholders of Conexant. Conexant and SMSC urge investors and security holders to read the proxy statement/prospectus regarding the SMSC Transaction when it becomes available because it will contain important information about the SMSC Transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by SMSC and Conexant with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and other documents filed by SMSC or Conexant with the SEC relating to the SMSC Transaction may also be obtained for free by accessing SMSC’s website at www.smsc.com by clicking on the link for “Investor Relations”, then clicking on the link for “SEC Filings” or by accessing Conexant’s website at www.conexant.com and clicking on the “Investors” link and then clicking on the link for “Financial Information” and then clicking on the link for “SEC Filings”.
Participants in the SMSC Transaction
     SMSC, Conexant and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Conexant’s stockholders in connection with the SMSC Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Conexant’s stockholders in connection with the SMSC Transaction, including the interests of such participants in the SMSC Transaction, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about SMSC’s executive officers and directors in SMSC’s definitive proxy statement filed with the SEC on June 14, 2010. You can find information about Conexant’s executive officers and directors in Conexant’s definitive proxy statement filed with the SEC on December 10, 2010. You can obtain free copies of these documents from SMSC or Conexant, respectively, using the contact information above.
Forward-Looking Statements
     Except for historical information contained herein, the matters set forth in this document are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause Conexant’s actual future results to be materially different from those discussed in the forward-looking statements. These risks and uncertainties include risks relating the failure of Conexant stockholders to approve the SMSC Transaction; a failure to consummate or delay in consummating the SMSC Transaction for other reasons; disruption from the SMSC Transaction or the Revised Proposal making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; whether any transaction with Golden Gate Capital will result from the Revised Proposal; and other risks relating to Conexant’s business set forth in its filings with the SEC.
     Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. All forward-looking statements speak only as of the date hereof and are based upon the information available to Conexant at this time. Such statements are subject to change, and Conexant does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties are detailed from time to time in Conexant’s reports filed with the SEC. Investors are advised to read Conexant’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, particularly those sections entitled “Risk Factors”, for a more complete discussion of these and other risks and uncertainties.
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Conexant is a registered trademark of Conexant Systems, Inc.